                                                                    EXHIBIT 99.2


November 1, 2001


                    SUPPLEMENTAL SEPTEMBER 2001 QUARTER DATA

In an effort to make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on major expense items to assist you in analyzing Delta's September 2001 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 11:00 a.m. EST today) and in the earnings release. September quarter revenue performance will be discussed in the conference call.

SEPTEMBER 2001 QUARTER OPERATING EXPENSES

- Total operating expenses for the quarter decreased 4.9% to $3.6 billion. Excluding unusual charges, operating expenses decreased 1.8% on a 6.0% decrease in capacity.

-        Excluding unusual charges, Delta's total unit cost increased 4.5% to
         9.94 cents from 9.51 cents. Non-fuel unit costs increased 6.4% to 8.69 cents from 8.17 cents.

- Salaries and related expense increased 1.7% primarily as a result of higher pilot costs.

- Total fuel expense decreased 11.4%. Total gallons consumed fell 10.5% due primarily to the decrease in fuel consumption as a result of September 11 events. Delta's average fuel price per gallon, including hedge proceeds, fell 1.1% to 69.6 cents from 70.4 cents.

- Depreciation and amortization increased 13.2% due to the acquisition of 54 new aircraft since September 30, 2000.

- Contracted services expense increased 4.2% due primarily to aircraft repainting, and computer software maintenance.

- Aircraft maintenance increased 17.4% due to an increase in volume of outside repairs on engine and other parts.

- Other selling expenses decreased 19.5% due primarily to lower volume of credit card transactions as a result of September 11 events.

-        Passenger commissions declined by 16.5% due to lower revenues.

- Passenger service decreased 6.7% due to lower volume resulting from September 11 events.
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-        Interest expense, net increased $47 million as a result of higher levels of debt outstanding.

- Gains on sales of investments includes an $11 million gain on the sale of our investment in Equant.

- Miscellaneous income (expense) decreased $16 million as a result of lower income from our equity investment in Worldspan.

OTHER ITEMS

Aircraft Fleet

              Our total aircraft fleet, options and rolling options at September 30, 2001 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

                                            Current Fleet
                                       -----------------------
                                                                                    Rolling
       Aircraft Type                   Owned    Leased   Total    Orders   Options  Options
       --------------------            -----    ------   -----    ------   -------  --------
       B-727-200                         57       10       67       --       --       --
       B-737-200                          1       51       52       --       --       --
       B-737-300                         --       26       26       --       --       --
       B-737-600/700/800                 58       --       58       74       60      263
       B-757-200                         80       41      121       --       20       62
       B-767-200                         15       --       15       --       --       --
       B-767-300/300ER                   55       32       87       --       11       11
       B-767-400                         16       --       16        5       24        9
       B-777-200                          7       --        7        6       20       20
       L-1011-100                        --       --       --       --       --       --
       L-1011-250                        --       --       --       --       --       --
       MD-11                              8        7       15       --       --       --
       MD-88                             63       57      120       --       --       --
       MD-90                             16       --       16       --       --       --
       EMB-120                           45        5       50       --       --       --
       ATR-72                             4       15       19       --       --       --
       CRJ-100/200                       31      126      157       69      227       --
       CRJ-700                           --       --       --       57      165       --
                                     ------    -----    -----    -----   ------    -----
       Total                            456      370      826      211      527      365
                                     ======    =====    =====    =====   ======    =====

              The table above reflects the following changes which occurred during the September 2001 quarter:
         - We accepted delivery of eight B-737-800, one B-767-300ER, and seven CRJ-200 aircraft.
         -        We retired three B-727-200, one L-1011-100, three L-1011-250, and four EMB-120 aircraft.
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         -        We leased two owned, and subleased three CRJ-100 aircraft to a third party.
         -        We returned two B-737-200 aircraft to their lessors.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.



Joe Kolshak